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                                                                    EXHIBIT 23.1
                         INDEPENDENT AUDITORS' CONSENT

Best Buy Co., Inc.
Minneapolis, Minnesota

    We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 33-55701 of Best Buy Co., Inc. on Form S-3 of the reports of Deloitte & Touche dated April 13, 1994, appearing and incorporated by reference in the Annual Report on Form 10-K of Best Buy Co., Inc. for the year ended February 26, 1994 and to the use of our report dated April 13, 1994, appearing in the prospectus, which is part of this Registration Statement. Such reports express an unqualified opinion and include an explanatory paragraph regarding a change in accounting method for income taxes during the year ended February 26, 1994.

    We also consent to the reference to us under the heading "Experts" in such Prospectus.

DELOITTE & TOUCHE LLP

Minneapolis, Minnesota
October 17, 1994